EXHIBIT 99.1
News Release

For Immediate Release	Contact: Steven E. Wilson
July 26, 2007	Chief Financial Officer
(304) 424-8704
United Bankshares, Inc. Announces Earnings
for the Second Quarter and First Half of 2007
     WASHINGTON, DC and CHARLESTON, WV— United Bankshares, Inc. (NASDAQ: UBSI), today reported earnings for the second quarter and the first half of 2007. Diluted earnings per share were 60¢ for the second quarter of 2007, which was equal to diluted earnings per share of 60¢ for the second quarter of 2006. Second quarter of 2007 net income was $24.5 million compared to $25.5 million for the second quarter of 2006. Diluted earnings per share were $1.19 for the first half of 2007, which was also equal to diluted earnings per share of $1.19 for the first half of 2006. Net income for the first six months of 2007 totaled $48.9 million compared to $50.1 million for the prior year’s first six months.
     Second quarter of 2007 results produced a return on average assets of 1.50% and a return on average equity of 15.22%, as compared to 1.53% and 15.84%, respectively, for the second quarter of 2006. For the first half of 2007, United’s return on average assets was 1.50% while the return on average equity was 15.33% as compared to 1.51% and 15.67%, respectively, for the first half of 2006. These financial performance ratios are indicative of United’s earnings strength as United continues to compare favorably to the most recently reported average returns on average assets and average equity of 1.07% and 10.73%, respectively, for its peer group (bank holding companies with total assets between $5 and $10 billion).
     On a linked-quarter basis, United’s tax-equivalent net interest income for the second quarter of 2007 increased $233 thousand compared to the first quarter of 2007 due primarily to one additional day in the quarter and a 3 basis point increase in the average yield on earning assets. Average net loans were relatively flat, growing $17.0 million or less than 1% for the quarter. Period end loans, net of unearned income at June 30, 2007 grew $96.5 million or 8% annualized from March 31, 2007 as commercial loans increased $109.6 million or 16% annualized. Partially offsetting these increases to net interest income for the second quarter of 2007 was a corresponding 3 basis point increase in the cost of funds from the first quarter of 2007 due to competitive deposit pricing. The net interest margin for the second quarter of 2007 of 3.80% was an increase of 1 basis point from the net interest margin of 3.79% for the first quarter of 2007.
     Tax-equivalent net interest income for the second quarter of 2007 was $56.9 million, a decrease of $2.5 million or 4% from the second quarter of 2006. The average yield on earning assets increased 24 basis points from the second quarter of 2006; however, the average cost of funds increased 36 basis points due to higher interest rates and competitive deposit pricing. Average earning assets decreased $122.2 million or 2% from the second quarter of 2006 as average investment securities declined $117.8 million or 9%. The net interest margin

United Bankshares, Inc. Announces...
July 26, 2007
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for the second quarter of 2007 was 3.80%, an 8 basis point decrease from the second quarter 2006 net interest margin of 3.88%.
     Tax-equivalent net interest income for the first six months of 2007 was $113.6 million, a decrease of $4.5 million or 4% from the prior year’s first six months as the average yield on earning assets increased 36 basis points from the first half of 2006; however, the average cost of funds increased 49 basis points due to higher interest rates and competitive deposit pricing. Average earning assets decreased $117.8 million or 2% from the first half of 2006 as average loan growth of $47.8 million or 1% was more than offset by a decline in average investment securities of $165.8 million or 12%. The net interest margin for the first half of 2007 was 3.79%, an 8 basis point decrease from a net interest margin of 3.87% during the same period last year.
     On a linked-quarter basis, noninterest income for the second quarter of 2007 increased $1.6 million or 11% from the first quarter of 2007 partly because of a before-tax gain of $787 thousand on the termination of two interest rate swaps associated with prepayment of two $100 million long-term Federal Home Loan Bank (“FHLB”) advances. Additionally, deposit service fees increased $691 thousand or 10% while revenue from trust and brokerage services increased $217 thousand or 6% for the second quarter of 2007 as compared to the first quarter of 2007.
     Noninterest income for the second quarter of 2007 was $16.5 million, an increase of $2.1 million or 15% from the second quarter of 2006. Included in noninterest income for the second quarter of 2007 was a before-tax gain of $787 thousand on the two interest rate swap terminations. Otherwise, the growth in noninterest income was primarily due to an increase in fees from deposit services of $652 thousand or 9%. In addition, income from bank-owned life insurance increased $266 thousand due to an increase in the cash surrender value and revenue from trust and brokerage services grew $116 thousand or 3% due to increased volume for the second quarter of 2007 over last year’s second quarter.
     Noninterest income for the first half of 2007 was $31.4 million, an increase of $3.4 million or 12% from the first half of 2006 as fees from deposit services increased $839 thousand or 6%. Income from bank-owned life insurance increased $682 thousand due to an increase in the cash surrender value. Revenue from trust and brokerage services for the first half of 2007 rose $642 thousand or 10% as compared to the first half of 2006. As previously mentioned, included in total noninterest income for the first half of 2007 was a before-tax gain of $787 thousand on the termination of two interest rate swaps associated with prepayment of two $100 million long-term FHLB advances. Included in noninterest income for the first half of 2006 were the results of United’s balance sheet repositioning which occurred during the first quarter of 2006. As part of the repositioning, United prepaid a FHLB advance and terminated an interest rate swap associated with the advance. United recognized a $3.1 million gain on the termination of the interest rate swap. In addition, United incurred a net loss on security transactions of $2.9 million due to an other than temporary impairment on approximately $86 million of low-yielding fixed rate investment securities which United subsequently sold as part of its balance sheet repositioning.

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     On a linked-quarter basis, noninterest expense for the second quarter of 2007 increased $1.0 million or 3% from the first quarter of 2007 due primarily to a before-tax penalty of $786 thousand to prepay approximately $28.9 million of a $100 million long-term convertible FHLB advance during the second quarter. Data processing expense increased $511 thousand due to a change in processing procedures. Salaries and benefits expense were relatively flat, decreasing $112 thousand or less than 1%. Net occupancy expense declined $342 thousand or 10% due to lower levels of utilities and building maintenance expense.
     Noninterest expense for the second quarter of 2007 was $32.5 million, an increase of $333 thousand or 1% from the second quarter of 2006. As previously mentioned, noninterest expense for the second quarter of 2007 included a before-tax penalty of $786 thousand to prepay approximately $28.9 million of a $100 million long-term convertible FHLB advance. In addition, data processing expense increased $742 thousand due to outsourcing of functions and a change in processing procedures. The outsourcing of functions was partially offset by a reduction in personnel expense while the change in processing procedures is expected to result in future cost savings as United meets the requirements of Check 21. Partially offsetting these increases was a decrease in salaries and benefits expense of $1.32 million or 8% from last year’s first quarter due mainly to a decrease of $757 thousand in pension expense.
     Noninterest expense for the first half of 2007 was $64.0 million, which was relatively flat from the first half of 2006. Salaries and benefits expense declined $1.7 million or 5% from last year’s first half due primarily to a decrease in pension expense of $1.4 million. Marketing and related costs associated with United’s High Performance Checking program declined $705 thousand in the first half of 2007 from the first half of 2006. Data processing expense increased $1.0 million due to the previously mentioned outsourcing of functions and change in processing procedures. As previously mentioned, included in noninterest expense for the first half of 2007 was a before-tax penalty of $786 thousand to prepay approximately $28.9 million of a $100 million long-term convertible FHLB. The efficiency ratio was a low 43.51% and 43.40% for the second quarter and first half of 2007, respectively, as compared to United’s most recently reported peer group banking companies’ percentage of 59.38%.
     At June 30, 2007, nonperforming loans were $17.7 million or 0.37% of loans, net of unearned income, up from nonperforming loans of $11.5 million or 0.24% of loans, net of unearned income at March 31, 2007 and $14.2 million or 0.30% of loans, net of unearned income at December 31, 2006, respectively. The increase in nonperforming loans was due mainly to the addition of certain residential real estate construction credits originated by a former United loan officer with an outstanding balance of $4.1 million being either 90-plus days delinquent or on nonaccrual status as of June 30, 2007. Charge-offs of $1.7 million were recognized on these credits during the second quarter of 2007 which were previously reported as impaired with specific allowances allocated in the company’s allowance for credit losses. Total nonperforming assets of $21.8 million, including OREO of $4.1 million at June 30, 2007, represented 0.33% of total assets which compares favorably to United’s most recently reported peer group banking companies’ percentage of 0.36%.

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July 26, 2007
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     Net charge-offs were $2.0 million and $2.4 million for the second quarter and first half of 2007, respectively, as compared to $418 thousand and $574 thousand for the second quarter and first half of 2006. The increase in net charge-offs from last year was due mainly to the charge-offs of $1.7 million mentioned above related to certain residential real estate construction credits. Annualized net charge-offs as a percentage of average loans were 0.17% and 0.10% for the second quarter and first half of 2007, respectively. These ratios also compare favorably to United’s most recently reported peer group banking companies’ net charge-offs to average loans percentage of 0.18%. For the quarters ended June 30, 2007 and 2006, the provision for credit losses was $850 thousand and $348 thousand, respectively, while the provision for the first six months of 2007 was $1.2 million as compared to $598 thousand for 2006. As of June 30, 2007, the allowances for loan losses and lending-related commitments totaled $51.2 million or 1.06% of loans, net of unearned income, as compared to $52.4 million or 1.09% of loans, net of unearned income at December 31, 2006.
     During the second quarter, United’s Board of Directors declared a cash dividend of 28¢ per share, which represented a 4% increase over the 27¢ per share dividend paid for the second quarter of 2006. The annualized first half dividend of 56¢ per share equals $1.12 which would represent the thirty-fourth consecutive year of dividend increases for United shareholders.
     On July 14, 2007, United acquired 100% of the outstanding common stock of Premier Community Bankshares, Inc. (“Premier”) of Winchester, Virginia. The acquisition of Premier expands United’s presence in the Metro DC area and allows United to enter new Virginia markets in the Winchester, Harrisonburg and Charlottesville areas. At consummation, Premier had assets of $911 million, loans of $759 million and deposits of $716 million. Premier’s net income was $1.8 million or 31¢ per diluted share for the second quarter of 2007 and $3.6 million or 60¢ per diluted share for the first half of 2007.
     Following completion of the merger with Premier, United has consolidated assets of approximately $7.6 billion with 115 full service offices in West Virginia, Virginia, Maryland, Ohio and Washington, D.C. United Bankshares stock is traded on the NASDAQ Global Select Market under the quotation symbol “UBSI”.
This press release contains certain forward-looking statements, including certain plans, expectations, goals and projections, which are subject to numerous assumptions, risks and uncertainties. Actual results could differ materially from those contained in or implied by such statements for a variety of factors including: changes in economic conditions; movements in interest rates; competitive pressures on product pricing and services; success and timing of business strategies; the nature and extent of governmental actions and reforms; and rapidly changing technology and evolving banking industry standards.

UNITED BANKSHARES, INC. AND SUBSIDIARIES
FINANCIAL SUMMARY
(In Thousands Except for Per Share Data)

	Three Months Ended		Six Months Ended
	June 30	June 30	June 30	June 30
	2007	2006	2007	2006
EARNINGS SUMMARY:
Interest income, taxable equivalent	$105,788	$104,249	$210,421	$203,560
Interest expense	48,882	44,881	96,842	85,441
Net interest income, taxable equivalent	56,906	59,368	113,579	118,119
Taxable equivalent adjustment	4,086	3,788	8,097	7,518
Net interest income	52,820	55,580	105,482	110,601
Provision for credit losses	850	348	1,200	598
Noninterest income	16,525	14,425	31,441	28,087
Noninterest expenses	32,496	32,163	63,991	64,351
Income taxes	11,487	12,035	22,813	23,670
Net income	$24,512	$25,459	$48,919	$50,069

PER COMMON SHARE:
Net income:
Basic	$0.60	$0.61	$1.20	$1.20
Diluted	0.60	0.60	1.19	1.19
Cash dividends	$0.28	$0.27	0.56	0.54
Book value			15.77	15.30
Closing market price			$31.80	$36.63
Common shares outstanding:
Actual at period end, net of treasury shares			40,523,267	41,512,069
Weighted average — basic	40,677,396	41,684,404	40,811,074	41,803,404
Weighted average — diluted	40,935,684	42,084,164	41,103,158	42,228,600

FINANCIAL RATIOS:
Return on average assets	1.50%	1.53%	1.50%	1.51%
Return on average shareholders’ equity	15.22%	15.84%	15.33%	15.67%
Average equity to average assets	9.85%	9.66%	9.81%	9.65%
Net interest margin	3.80%	3.88%	3.79%	3.87%

	June 30	June 30	December 31	March 31
	2007	2006	2006	2007
PERIOD END BALANCES:
Assets	$6,632,111	$6,717,873	$6,717,598	$6,571,761
Earning assets	6,034,859	6,131,872	6,082,080	5,997,305
Loans, net of unearned income	4,812,831	4,806,978	4,806,747	4,716,297
Loans held for sale	2,701	5,914	2,041	2,231
Investment securities	1,219,836	1,327,216	1,275,470	1,258,984
Total deposits	4,706,991	4,755,480	4,828,192	4,741,572
Shareholders’ equity	639,165	635,027	634,092	638,749